Exhibit 21

LIST OF SUBSIDIARIES
OF
SUNOPTA INC.

	Date of
Name of Company	Incorporation	Jurisdiction of	Ownership
	or Acquisition	Incorporation
Essential Phytosterolin USA Inc.	2006	Oregon	100%
Hess Food Group LLC	2006	Illinois	100%
Marathon Natural Foods Ltd.	2006	British Columbia	100%
MTI 01 – 2006 Inc.	2006	Delaware	70.6%
Magnesium Technologies Corporation	2006	Michigan	70.6%
OPM 01 – 2006 Inc.	2006	Delaware	70.6%
Bimac Inc.	2006	Michigan	70.6%
Cleugh's Frozen Foods, Inc.	2005	California	100%
Pacific Fruit Processors, Inc.	2005	California	100%
Organic Ingredients Inc.	2004	California	100%
SunOpta Food Group LLC	2004	Delaware	100%
Sunrich LLC	2004	Minnesota	100%
SunOpta Holdings Inc.	2004	Delaware	100%
SunOpta Financing Inc.	2004	Delaware	100%
Opta Minerals Inc.	2004	Federal Canada	70.6%
Opta Minerals (USA) Inc.	2004	Delaware	70.6%
1510146 Ontario Inc.	2002	Ontario	100%
SunOpta Ingredients, Inc.	2002	Delaware	100%
3060385 Nova Scotia Company	2002	Nova Scotia	100%
Drive Organics Corp.	2002	British Columbia	100%
SunOpta LLC	2002	Delaware	100%
International Materials & Supplies, Inc.	2002	Virginia	70.6%
SunOpta LP	2001	Delaware	100%
Virginia Materials Inc.	2001	Delaware	70.6%
Temisca Inc.	2000	Quebec	70.6%
SunOpta Aseptic, Inc.	2000	Minnesota	100%
Easton Minerals Limited	1996	British Columbia	32%